Exhibit 10.17.1
Dated 26 November 2007

BIWATER PLC (1)
- and -
CASCAL B.V. (2)

NAME LICENCE

THIS DEED OF AGREEMENT is made the 26 day of November 2007
BETWEEN :
(1)	BIWATER PLC, a company incorporated in England and Wales with registered number 929686, whose registered office is at Biwater House, Station Approach, Dorking, Surrey RH4 1TZ (the “Licensor”); and

(2)	CASCAL B.V., a company incorporated in the Netherlands with number 34112761 of the Trade Register of the Chamber of Commerce of Amsterdam with its registered office located at 1077 Z X Amsterdam, Strawinskylaan 3105 (the “Licensee”). The Licensee is intending to change its name to CASCAL N.V. within the next 30 days.
WHEREAS :
(A)	The Licensee is planning an initial public offering (the “IPO”) in the United States of America within 30 days of this Agreement. As a consequence of the IPO, the Licensor will cease to be the indirect majority owner of the Licensee.

(B)	The Licensee wishes to continue to use the Name and the Logo of the Licensor in the Territory for the business carried on by it and its subsidiaries for the time periods mentioned in this Agreement.

(C)	The Licensor will enter into an agreement with the Licensee on the same terms and conditions as this Agreement as the Licensor wishes to continue to use the name and the logo of the Licensee.
IT IS AGREED as follows :
1	Definitions and Interpretation

1.1	In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings :

“Associates” means any Person in whom the Licensee or any of its Subsidiaries has directly or indirectly a Controlling Interest if reference in the definition to “50” were to “25” which is not a subsidiary;

“Brochures” means such brochures and promotional literature as the Licensee or its Subsidiaries or Associates may use or intend to use in connection with the Business;

“Business” means the business carried on by the Licensee and its Subsidiaries or Associates as at the Commencement Date;

“Commencement Date” means the date of the signing of the

      Agreement;
“Controlling Interest” means ownership and control of more than 50% of the issued share capital;

“Logo” means logos and trade marks, representations of which are annexed to Appendix 1 of this Agreement

“Meaningful Interest” means, in relation to any Person, any of the following :
(a)	ownership, whether direct or indirect, of 15 per cent or more of the issued shares or of the share capital of that Person; or

(b)	ownership, whether direct or indirect, of shares or share capital of that undertaking or other investment interests in that Person which confer more than 15 per cent or more of the voting rights exercisable at all general meetings of that Person or which confer the right to more than 15 per cent of the assets or distributable income of that Person; or

(c)	the right, whether direct or indirect, to nominate directors who together hold 15 per cent or more of the voting rights exercisable by the directors of that Person;
“Name” means the name “Biwater” and the “Syntax for Biwater” font

“Party” or “Parties” means a party or the parties to this Agreement;

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, association, organisation, labour union, or other entity or governmental body;

“Products” means those goods which in the interest of the Business have been sold by the Licensee, its Subsidiaries and Associates at the Commencement Date;

“Services” means those services which in the context of the Business have been supplied by the Licensee, its Subsidiaries or Associates as at the Commencement Date;

“Stationery” means letterhead, compliment slips, invoices, order forms, business cards and other business stationery required for or otherwise used in connection with the Business;

“Subsidiary” means any corporation or other Person in which the Licensee has directly or indirectly a Controlling Interest;

“Termination Date” means the date upon which this Agreement expires or is terminated;

“Territory” means worldwide;

“Year” means any period of one year commencing on the Commencement Date or on any anniversary thereof.

1.2	In this Agreement, save where the context otherwise requires :

1.2.1	a reference to a statute or statutory provision shall include a reference :
(A)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(B)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(C)	any subordinate legislation made under the relevant statute;
1.2.2	words in the singular shall include the plural, and vice versa;

1.2.3	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.2.4	reference to a clause, sub-clause or Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause or Schedule (as the case may be) of or to this Agreement;

1.2.5	if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

1.2.6	references to any English legal term for any action remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or things shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.2.7	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.3	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2	Rights Granted and Territory

2.1	In consideration of acceptance by the Licensee of its obligations under this Agreement, the Licensor hereby grants royalty-free to the Licensee its Subsidiaries and its Associates at the date hereof.

2.1.1	A non-exclusive licence to continue to use the Name and/or the Logos in the Business in connection with the Services, Products, Brochures and Stationery from the Commencement Date; and

2.1.2	A non-exclusive licence to continue to use the Name and/or the Logos on any premises, vehicles, plant and machinery in existence at the Commencement Date and used by the Licensee, in connection with the Business from the Commencement Date.

2.2	The licences granted to the Licensee under clauses 2.1.1 and 2.1.2 above shall endure for so long as Biwater Plc or its Subsidiaries holds a shareholding in the Licensee of at least 15% and shall terminate immediately upon the sale by Biwater Plc or its Subsidiaries or the issue by the Licensee of such number of shares in the License as would reduce Biwater Plc’s shareholding, directly or indirectly to a figure below 15% of the issued share capital of the Licensee (the “Cascal Dilution”).

2.3	Upon a Cascal Dilution, the Licensee shall undertake to take reasonable steps to remove, erase or obliterate any reference to the Name and/or the Logos on any Products remaining unsold or in respect of which no order has been received by the Licensee on the date of the Cascal Dilution and on any Stationery remaining unused by the Licensee as soon as reasonably practicable following the Cascal Dilution.

2.4	The Licensee may grant a sub-licence (a “Sub-Licence”) of the licence granted to it under this Agreement as set out below :

2.4.1	A Sub-Licence may only be granted to a Subsidiary of the Licensee, an Associate at the date hereof any other Associates approved by the Licensor (a “Sub-Licensee”) and at least 7 days’ prior written notice of the Licensee‘s intention to grant such Sub-Licence to a Subsidiary must be given to the Licensee; Licensor consents to the granting of a Sub-Licence to all the Licencees Subsidiaries and Associates at the date hereof;

2.4.2	the Licensee shall procure that each Sub-Licensee shall enter into a Sub-Licence on terms entirely consistent with the terms of this Licence;

2.4.3	during the currency of any Sub-Licence the Licensee shall remain primarily liable for any breaches of the terms of this Agreement by the Sub-Licensee ;

2.4.4	upon a Sub-Licensee ceasing to be a Subsidiary or Associate (as the case may be) of the Licensee, the Licensee shall notify the Licensor in writing of such event and any Sub-Licence granted to the

Sub-Licensee of the Trade Marks shall constitute a breach of this Agreement by the Licensee and the Licensor shall hold the Licensee primarily responsible for any such breach by the Sub-Licensee.

3	Duration

3.1	This Agreement shall commence on the Commencement Date and shall, unless terminated in any of the circumstances of clause 7, continue in force until the date of the Cascal Dilution, save that provided that the Licensee takes those reasonable steps referred to in clause 2.3 above, then it shall be entitled to sell Products manufactured but remaining unsold at the date of Cascal Dilution.

4	Obligations on the Licensee

4.1	The Licensee recognises that the Licensor is the owner of the Name and Logos and agrees that all rights in the Name and Logos shall remain vested in the Licensor both during the term of this Agreement and thereafter and that the use by the Licensee is on behalf of the Licensor as licensee under the Licensor‘s control.

4.2	The Licensee shall not make any representation or do any act which may be taken to indicate that it shall have any right, title or interest in or to the ownership or use of the Name and Logos except under the terms of this Agreement and the Licensee acknowledges that nothing contained in this Agreement shall give them any right, title or interest in or to the Name or Logos save as granted in this Agreement and the Licensee acknowledges that any goodwill that may arise from the use of the Name and/or the Logos pursuant to this Agreement shall ensure exclusively for the benefit of the Licensor.

4.3	The Licensee undertakes and shall ensure that all representations of the Name and Logos (whether on products or services or any advertising or other promotional material relating thereto) to be created subsequent to the Commencement Date which the Licensee intends to use shall first be submitted to the Licensor for its prior written approval in all respects including design, colours, size and placement, such written consent not to be unreasonably withheld or delayed.

4.4	The Licensee undertakes to ensure that each and every representation of the Name and Logos in any advertising or other promotional material shall be accompanied by words making clear that they are the property of the Licensor.

4.5	The use of the Name and Logos shall at all times be in keeping with the reputation of the Name and Logos. The Licensee shall seek to maintain the Logo’s distinctiveness in any use of the Logos.

4.6	The Licensee shall not use in its business in the Territory in relation to any of its products or services the Name or the Logos or any other similar name or get-up that could cause confusion or deception either during or after the term of this Agreement.

4.7	Save under clause 2.3, the Licensee agrees that, with the exception of its permitted Sub-Licensees, it will not use or permit any other person, firm or company to use the Name or Logos on or in relation to any products or services.

4.8	The Licensee agrees not to apply to register any mark, symbol, device or name identical to or confusingly similar to the Name or Logos in respect of the Business or any business similar to the Business.

4.9	Nothing in this Agreement shall entitle the Licensee to use the Name or Logos as part of any corporate business or trading name of the Licensee or in any other manner whatsoever other than as used at the date hereof. In addition, the Licensee shall neither apply for nor use the Name and/or the Logos in any domain name, Internet web address or e-mail address other than as used at the date hereof.

4.10	The Licensee shall, on the request and at the cost of the Licensor, give to the Licensor or its authorised representative any information as to its use of the Name and Logos which the Licensor may reasonably require and will render any assistance reasonably required by the Licensor at the Licensor‘s cost in making or maintaining any application to register a trade mark or the Name or Logos whether in the UK or elsewhere.

4.11	The Licensee undertakes not to do or permit to be done any act which or is likely to jeopardise or invalidate any registration of the Name or Logos nor to do any act which would or is likely to assist or give rise to an application to remove either the Name or the Logos from any registration of same anywhere within the Territory or which would or is likely to prejudice the right or title of the Licensor to the name or the Logos.

4.12	The Licensee shall not hold itself out as acting as the agent of the Licensor and shall in all relevant correspondence and other dealings relating directly or indirectly to the Business clearly indicate that it is acting on its own behalf as principal and shall in no circumstances expressly or impliedly do any act or thing which is likely to cause any of them to be taken by third parties to be an agent of the Licensor.

4.13	The Licensee shall at all times maintain the level of quality expected of Products and of Services employed in the Business in connection with which the Name and/or the Logos are used.

4.14	The Licensee shall not be in breach of clauses 4.2 to 4.5 above in relation to any use by them of the Name and/or the Logos where that use is equivalent to any use by the relevant Licensee of the Name and/or the Logos in connection with the Business prior to the Commencement Date.

5	Infringements

5.1	The Licensee shall as soon as it becomes aware thereof give the Licensor in writing full particulars or any use or proposed use by any other person, firm or company of a trade name, trade mark or get-up of goods or mode of promotion or advertising which amounts or is likely to amount to infringement of the Licensor‘s rights in relation to the Name and/or the Logos or to passing-off or to an actionable act of unfair competition of the Name and/or the Logos.

5.2	If the Licensee becomes aware that any other person firm or company alleges that the use of the Name and/or are Logos is invalid or that use of the Name and/or the Logos infringes any rights of another Party or that the Name and/or the Logos are otherwise attacked or attackable, the Licensee shall immediately give the Licensor full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

5.3	The Licensor shall have sole conduct of the conduct of all proceedings relating to the Name and the Logos and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of the use of the Names and/or the Logos or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Name and/or the Logos. The Licensee shall not be entitled to bring any action for infringement under s.30(2) and s.30(3) of the Trade Marks Act 1994 and the Licensor shall not be obliged to bring or defend any proceedings in relation to the Name and/or the Logos if it decides in its sole discretion not to do so.

5.4	The Licensee will at the reasonable request of the Licensor give full co-operation to the Licensor in any action, claim or proceedings brought or threatened in respect of the Name and/or the Logos and the Licensor shall meet any expenses incurred by the Licensee in giving such assistance.

6	Indemnity

6.1	The Licensee shall be liable for and will indemnify the Licensor (together with its officers, servants and agents) against any and all liability, loss, damages, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by the Licensor, arising out of any dispute or contractual, tortious or other claims or proceedings brought against the Licensor by a third party claiming relief against the Licensor by reason of the use by the Licensee of the Name and/or the Logos in connection with the Business which is other than in accordance with the terms of this Agreement.

6.2	The Licensee shall indemnify the Licensor in full in respect of any material damage to the goodwill or reputation attaching to and/or the value of the Name and/or the Logos caused by the Licensee‘s use of the Name and/or the Logos in breach of the provisions of this Agreement.

7	Termination

7.1	Any party (referred to in this clause as the “Terminating Party”) may terminate this Agreement forthwith by notice in writing to the other Party (referred to in this clause as the “Other Party”) upon the happening of one or more of the following events :

7.1.1	if the Other Party shall commit any material breach of its obligations hereunder and (in the case of a breach capable of being remedied) shall fail to remedy such breach within 28 days after written notice has been given to it by the Terminating Party specifying the breach;

7.1.2	if an order is made, or a petition presented, or an effective resolution is passed for the winding up of the Other Party (except for the purposes of an amalgamation or reconstruction, the terms of which have previously been notified to and approved by the Terminating Party);

7.1.3	if an administration order is made, or a petition for such an order is presented, in respect of the Other Party;

7.1.4	if a voluntary arrangement under Section 1 of the Insolvency Act 1986 is proposed in respect of the Other Party;

7.1.5	if the Other Party convenes a meeting of or proposes or enters into any arrangements or composition with its creditors;

7.1.6	if any distress, execution, sequestration or other process is levied or enforced or sued out of upon or against any of the assets of the Other Party and the same is not discharged within 14 days;

7.1.7	if an encumbrancer takes possession or an administrative or other receiver or manager is appointed of the whole or any part of the assets of the Other Party in breach;

7.1.8	if the Other Party is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986;

7.1.9	if the Other Party shall stop or threaten to stop payment of its debts generally or cease or threaten to cease to carry on its business;

7.1.10	if an event occurs in respect of the Other Party in any jurisdiction outside England which is analogous to any of the events referred to in the foregoing paragraphs.

7.2	The Licensor may terminate this Agreement forthwith by notice in writing if the Licensee either alone or with others challenges the validity of or the entitlement of the Licensor to use the Name and/or the Logos.

7.3	The Licensor may terminate this Agreement forthwith by notice in writing if the Licensee terminates the Name Licence dated 16 November 2007 under which the Licensee has granted the Licensor the rights to use the name and logos of the Licensee.

7.4	Upon the expiry or termination of this Agreement for whatever reason the Licensee shall forthwith cease to make any use of the Name and/or the Logos and without prejudice to the provisions of clause 2.2. above remove, erase or obliterate all existing references to the Name and/or the Logos.

7.5	Clauses 1, 4, 6, 7, 17 and 18 and all accrued rights and liabilities of the Parties hereto shall survive the termination, for whatever reason, of this Agreement.

7.6	It is expressly agreed that the Licensor shall not be liable to pay any severance payment or compensation to the Licensee for loss of profits or loss of goodwill or for any other loss or damage howsoever arising as a result of the expiry or termination, for whatever reason of this Agreement.

8	Assignment

8.1	Save as provided for under clause 2.3, the rights and obligations of the Licensee under this Agreement are personal and shall not be assigned, sub-contacted, delegated, transferred, mortgaged, charged or otherwise disposed of other than in accordance with the terms of this Agreement without the previous written consent of the Licensor.

8.2	This Agreement shall be binding on and enure for the benefit of the successors and agreed assigns of the Parties.

9	Restrictive Trade Practices Act

Unless this Agreement is a non-notifiable agreement pursuant to Section 27A of the Restrictive Trade Practices Act 1976 (the “RTPA”) or Schedule 13, Paragraph 5 of the Competition Act 1998, to the extent that any provision of this Agreement, or any other arrangement of which it forms part, is a restriction or information provision for the purposes of the RTPA by virtue of which this Agreement or any such arrangement is registrable under the RTPA, no such restriction or provision shall take effect until the day after particulars of this Agreement or, as the case may be, that arrangement, have been furnished to the Director General of Fair Trading in accordance with the RTPA.

10	Severability

If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties in this Agreement.

11	Delay

No failure or delay or other indulgence on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies by law.

12	Notices

12.1	A notice, approval, consent or other communication given under or in connection with this Agreement (in this clause known as a “Notice”) :

12.1.1	Must be in writing;

12.1.2	must be left at the address of the addressee or sent by pre-paid first class post (airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this clause, and marked for the attention of the person so specified, or to such other address in the United Kingdom or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by Notice given in accordance with this clause.

The relevant details of each Party at the date of this Agreement are :

The Licensor

Address :	Biwater House
Station Approach
Dorking

Surrey RH4 1TZ

Facsimile :	+ 44 (0) 1306 885233

Attention :	The Company Secretary

The Licensee

Address :	1077 Z X Amsterdam Strawinskylaan 3105

Facsimile :	00 31 204 422384

Attention :	The Company Secretary
12.2	In the absence of evidence of earlier receipt, any Notice shall take effect from the time that it is deemed to be received in accordance with Clause 12.3 below.

12.3	Subject to Clause 12.4 below, a Notice is deemed to be received :

12.3.1	in the case of a Notice left at the address of the addressee, upon delivery at that address;

12.3.2	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside the United Kingdom, the seventh day after posting; and

12.3.3	In the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient provided that a confirmatory copy of such facsimile shall have been sent by post in accordance with sub-clause 1 within 24 hours of such transmission.

12.4	A Notice received or deemed to be received in accordance with sub-clause 3 on a day which is not a Business Day or after 5pm on any Business Day according to local time in the place of receipt shall be deemed to be received on the next following Business Day.

12.5	For the purpose of this clause, “Business Day” shall mean a day not being a Saturday or Sunday on which trading banks are generally open for business in the place where the Notice is received.

12.6	Each Party undertakes to notify the other Parties by Notice served in accordance with this clause if the address specified herein is no longer an appropriate address for the service of Notice.

13	No Partnership

Nothing in this Agreement or any document referred to in it or any arrangement contemplated by it shall constitute any Party as being a partner of any other Party.

14	Entire Agreement and Severance

14.1	This Agreement represents the entire understanding and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

14.2	Each Party confirms that, except as provided in this Agreement, no Party has relied on any representation or warranty or undertaking which is not contained in this Agreement and, without prejudice to any liability for fraudulent misrepresentation, no Party shall be under any liability or shall have any remedy in respect or misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

14.3	In the event that any provision of this Agreement shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining provisions hereof shall continue in full force and effect and if necessary, be so amended as shall be necessary to give effect to the spirit of this Agreement so far as possible.

15	Governing Law, Jurisdiction and Service of Process

15.1	This Agreement shall be governed by and construed in accordance with English law.

15.2	Each Party irrevocably agrees that the courts of England shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom. Each Party irrevocably waives any right that it may have to object to any action being brought in those courts to claim that the action has been brought in an inconvenient forum or to claim that those courts do not have jurisdiction. The Licensee hereby appoints Cascal Services Limited to accept service on their behalf in the UK.

16	Compliance with Laws and Regulations

16.1	Each Party shall observe and abide by and shall require its sub-contractors to observe and abide by all laws, regulations and by laws as may apply in relation to the matters contemplated by this Agreement. Neither Party shall do anything or omit to do anything which will cause the other to be in breach of any applicable laws or regulations of which it has been notified by the other Party.

17	Variation and Waiver

17.1	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

17.2	No waiver of any term, provision or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party.

17.3	No failure to exercise nor any delay in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

18	Counterparts

18.1	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.
IN WITNESS of which the Parties have executed this Deed on the date first above written,

EXECUTED as a DEED For and on behalf of	)
BIWATER PLC by	)	/s/ M.R.A. Duffy
two directors/a director and the Company Secretary	)	/s/ Signed

EXECUTED as a DEED For and on behalf of	)
CASCAL B.V. by	)	/s/ Stephane Marcel Jean Richer
one Managing Director	)

Appendix 1
Biwater Logos
     Logo 1
     Logo 2
     Logo 3

Biwater Fonts — ‘Syntax for Biwater’ Files:
i) Synbwb_.ttf
ii) Synbw_.ttf
iii) Synbwi_.ttf
iv) Synbwnk_.ttf